EXHIBIT 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SUPPLEMENTAL CONTRACT AWARD

Eau Claire, Wisconsin (January 7, 2009) — National Presto Industries, Inc. (NYSE: NPK) today announced that on December 31, 2008, AMTEC Corporation, its wholly owned subsidiary, received a $33.8 million supplemental award from the Department of the Army, for the fourth and fifth years of the Army’s 40mm Systems program. Deliveries under this supplement are scheduled primarily in 2010.  It is anticipated that additional fifth year awards will be made later this year. Since the inception of the AMTEC systems program, the cumulative value of the contracts awarded is $508.5 million.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.  The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.